EXHIBIT 23.1

                          Independent Auditors' Consent


Board of Directors
CNY Financial Corporation:



We consent to incorporation by reference in the Registration Statement on Form S-8 of CNY Financial Corporation of our report dated January 14, 2000, relating to the consolidated balance sheets of CNY Financial Corporation and subsidiary as of December 31, 1999 and 1998 and the related consolidated statements of income, stockholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 1999, which report is included in the December 31, 1999 annual report on Form 10-K of CNY Financial Corporation.


/s/  KPMG LLP
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Syracuse, New York
June 26, 2000